Exhibit 16

August 8, 2011

Kostandinos Jerry Georgatos

Certified Public Accountants

29042 Hillview St

Hayward

California 94544

Phone: (510) 274 5471

Office of the Chief

Securities & Exchange Commission

Washington D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of WWA Group, Inc. On August 8, 2011, we were dismissed as the independent registered public accounting firm of WWA Group, Inc. We have read WWA Group, Inc.’s statement included under Item 4.01 of its Form 8-K dated August 8, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with WWA Group, Inc.’s statement related to the engagement of Pinaki & Associates LLC. as the independent registered public accounting firm.

Sincerely,

/s/ Kostandinos Jerry Georgatos

Kostandinos Jerry Georgatos

Certified Public Accountants

Hayward, California